NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Third Quarter Results

Spartanburg, South Carolina, October 25, 2005...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces a 192% increase in third quarter net income from continuing operations to $525,000, or $.09 per share, on a 27% increase in sales to $30,079,000. This compares to net income from continuing operations of $180,000, or $.03 per share, for the same quarter last year on sales of $23,739,000. For the first nine months of 2005, net income from continuing operations was up 97% to $3,066,000, or $.50 per share, compared to net income from continuing operations of $1,560,000, or $.25 per share, for the same period of 2004, on a 24% increase in sales to $93,642,000. The Company recorded a net loss from discontinued operations of $51,000, or $.01 per share, in the first six months of 2005. In 2004, the Company recorded net losses from discontinued operations of $151,000, or $.03 per share, in the third quarter, and $426,000, or $.06 per share for the first nine months. As a result, the Company had net income of $525,000, or $.09 per share, and $3,015,000, or $.49 per share, for the third quarter and first nine months of 2005, respectively, compared to net income of $29,000, or $.00 per share, and $1,134,000, or $.19 per share, for the same periods last year.

Specialty Chemicals Segment

Chemical sales continued to be strong with increases of 15% in the third quarter and 17% in the first nine months of 2005, compared to the same periods last year. Operating income was up 2% for the third quarter and down 2% for the first nine months compared to the prior year. The Cleveland, Tennessee and Greensboro, North Carolina locations continued to experience good increases in sales and profits for the quarter reflecting a healthy demand for their products. The good profit improvements at these locations were offset by an operating loss in contract manufacturing in the third quarter of this year, as the product mix changed and customers' product requirements were either reduced or pushed out into subsequent quarters. However, sales levels at the Spartanburg location improved in September and are expected to continue at a profitable level throughout the fourth quarter. As discussed in previous quarters, the Segment has introduced a new line of fire retardant chemicals and began receiving orders for the products at the end of the first quarter of 2005. Sales order activity has increased steadily over the first nine months to a variety of customers. Applications for this new line of chemicals include mattresses, furniture and home appliances, which are subject to proposed Federal fire retardant regulations that are expected to become effective by the end of 2006. Regulations already exist in California requiring mattress manufacturers to utilize fire retardant products that conform to the new regulations in their production process beginning on January 1, 2005. Qualifications of our products continue to have good success in each of the applications. In addition, our products offer a safer alternative to the use of certain compounds used in products currently servicing these industries. Based on the positive test results our products continue to achieve, management expects the demand for fire retardant products to continue to increase and grow into significant volumes during 2006. If this proprietary product grows as expected it will reduce the Spartanburg plant's dependence on contract processing and reduce the volatility of its operating results. Assuming that contract manufacturing improves as expected in the fourth quarter and that no significant downturn in the general economy occurs, management expects this Segment to continue to operate profitably.

Metals Segment

Dollar sales for the Metals Segment increased 35% for the third quarter of 2005 resulting from a combination of 28% higher average selling prices and 5% higher unit volumes compared to the third quarter of last year. Dollar sales increased 29% for the first nine months of 2005 resulting from 44% higher average selling prices partially offset by 11% lower unit volumes compared to the same period last year. Operating income surged higher by 48% and 71% for the quarter and first nine months of 2005, respectively, compared to the same periods last year. Surcharges paid on stainless steel raw materials increased about 40% in the third quarter compared to the same quarter in 2004, but were about equal to amounts paid in the second quarter of 2005 halting the significant increases experienced over the past several quarters. The Segment was able to pass through most of these cost increases which accounted for most of the increase in selling prices. After experiencing five consecutive quarters of declining unit volumes in commodity pipe sales when compared to the same quarters of the prior year, unit volumes in the third quarter increased over the third quarter of 2004. Sales of higher margin specialty alloy pipe remained strong in the third quarter as unit volumes increased over the same quarter of the prior year for the fifth consecutive quarter. Because of the steadily increasing raw material costs and selling prices experienced in the first half of the year, the Segment generated higher profits from selling lower cost inventories. However because raw material costs stabilized in the third quarter, the profits realized from this source in the third quarter was substantially less than in each of the previous two quarters. Piping systems generated operating profits from higher sales and gross margins in the quarter and nine months compared to losses experienced in the same periods of 2004. The improvement came from a combination of obtaining better profit margins on contracts, increased productivity through the fabrication shop, and favorable inventory costs. As a result of all of the factors listed above, the Segment experienced significant profit improvement for the quarter and nine months compared to the same periods last year. Piping systems' backlog improved to $22,200,000 at the end of the third quarter of 2005 which was up $4,200,000, or 23% from the second quarter of 2005 and 53% over the year earlier backlog of $14,500,000. A significant amount of the increase came from an LNG project to be completed over the first half of 2006. Market conditions for commodity pipe softened during the second quarter of 2005 and this carried over into the first two months of the third quarter. However it is encouraging that the markets showed some improvement in September. Specialty alloy sales continue to be strong and management remains optimistic about the current conditions that exist in the specialty alloy markets. Piping systems' backlog should continue to provide a level of sales for piping systems to operate profitably over the next several quarters. The Segment has been successful in penetrating new markets, such as projects in the LNG industry, where management believes there is significant growth potential. If piping systems can continue to generate sufficient volume through its operations, and demand for commodity and special alloy piping continue at their current levels, management believes this Segment will continue to operate profitably.

Refinancing of Long-Tem Debt

The Company's existing credit agreement expires on July 26, 2006 which is less than one year from the period ended date of October 1, 2005. Accordingly, the debt has been reclassified to a current liability in the balance sheet. On October 25, 2005, the Company has entered into a $27,000,000 financing commitment with a bank to replace our existing lender. The commitment expires on December 1, 2005 if the execution of a definitive loan agreement is not completed. The commitment provides for a revolving line of credit of $20,000,000, which includes a $5,000,000 sub-limit for swing line loans requiring additional pre-approval by the bank, and a five-year $7,000,000 term loan requiring equal quarterly payments of $117,000 with a balloon payment at the expiration date. Terms and conditions under the proposed facility are equal to or better than the Company's current debt facility. Management is pleased that our operating results over the past several quarters and current financial position have allowed us to execute this commitment and put in place a debt facility that should benefit the Company going forward.

Other Items

At the end of 2004, the Company sold certain of the assets associated with the Blackman Uhler, LLC dye business effective January 31, 2005. The sale has been completed and relevant operations were transferred to the purchaser by the end of the first quarter of 2005. The operations of the Colors Segment are being reported as discontinued operations and the losses reported in the first and second quarters of 2005 came primarily from payments of severance to terminated employees and professional fees.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact: Greg Bowie at (864) 596-1535
SYNALLOY CORPORATION COMPARATIVE ANALYSIS
	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct 1, 2005	Oct 2, 2004	Oct 1, 2005	Oct 2, 2004
	----------------	----------------	----------------	----------------
Net sales
Specialty Chemicals Segment	$10,980,000	$9,589,000	$33,568,000	$28,799,000
Metals Segment	19,099,000	14,150,000	60,074,000	46,732,000
	----------------	----------------	----------------	----------------
	$30,079,000	$23,739,000	$93,642,000	$75,531,000
Operating income
Specialty Chemicals Segment	382,000	375,000	1,374,000	1,405,000
Metals Segment	1,038,000	702,000	5,098,000	2,974,000
	----------------	----------------	----------------	----------------
	1,420,000	1,077,000	6,472,000	4,379,000
Unallocated expenses
Corporate	447,000	535,000	1,451,000	1,203,000
Interest and debt expense	229,000	268,000	679,000	783,000
Other (income) expense	-	-	(32,000)	-
	----------------	----------------	----------------	----------------
Income from continuing
operations before income taxes	744,000	274,000	4,374,000	2,393,000

Provision for income taxes	219,000	94,000	1,308,000	833,000
	----------------	----------------	----------------	----------------
Net income from
continuing operations	525,000	180,000	3,066,000	1,560,000
Net loss from
discontinued operations	-	(151,000)	(51,000)	(426,000)
	----------------	----------------	----------------	----------------
Net income	$525,000	$29,000	$3,015,000	$1,134,000
	=========	=========	=========	=========

Net income (loss) per basic common share:
Continuing operations	$.09	$.03	$.51	$.26
Discontinued operations	$.00	($.03)	($.01)	($.07)
	----------------	----------------	----------------	----------------
Net income	$.09	$.00	$.50	$.19
	=========	=========	=========	=========

Net income (loss) per diluted common share:
Continuing operations	$.09	$.03	$.50	$.25
Discontinued operations	$.00	($.03)	($.01)	($.06)
	----------------	----------------	----------------	----------------
Net income	$.09	$.00	$.49	$.19
	=========	=========	=========	=========

Average shares outstanding
Basic	6,087,108	6,016,399	6,055,715	6,003,659
	=========	=========	=========	=========
Diluted	6,164,620	6,176,874	6,129,161	6,130,324
	=========	=========	=========	=========
Backlog-Piping Systems & Process Equipment			$22,200,000	$14,500,000
			=========	=========
Balance Sheet			Oct 1, 2005	Jan 1, 2005
			----------------	----------------
Assets
Cash and sundry current assets			$1,316,000	$1,490,000
Accounts receivable, net			18,218,000	14,471,000
Inventories			27,227,000	26,350,000
Current assets of discontinued operations			-	5,383,000
			----------------	----------------
Total current assets			46,761,000	47,694,000
Property, plant and equipment, net			18,017,000	18,229,000
Other assets			5,188,000	5,279,000
			----------------	----------------
Total assets			$69,966,000	$71,202,000
			=========	=========
Liabilities and shareholders' equity
Notes payable			$11,640,000	$-
Accounts payable			12,942,000	8,086,000
Accrued expenses			5,334,000	3,171,000
Current liabilities of discontinued operations			-	1,349,000
			----------------	----------------
Total current liabilities			29,916,000	12,606,000
Long-term debt			-	21,205,000
Other long-term liabilities			2,875,000	3,461,000
Shareholders' equity			37,175,000	33,930,000
			----------------	----------------
Total liabilities & shareholders' equity			$69,966,000	$71,202,000
			=========	=========